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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. __)(1)

                                E-CENTIVES, INC.
                                (Name of Issuer)


                  COMMON STOCK, USD $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                   26830H103
                                 (CUSIP Number)


                                OCTOBER 19, 2001
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                |_| Rule 13d-1(b)

                |X| Rule 13d-1(c)

                |_| Rule 13d-1(d)


----------------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 26830H103                   13G                    PAGE 2 OF 6 PAGES
-------------------                                        ---------------------

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Pine, Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                      (b) |_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Belize City, Belize
--------------------------------------------------------------------------------
                5.      SOLE VOTING POWER
   NUMBER OF
                        0
    SHARES      ----------------------------------------------------------------
                6.      SHARED VOTING POWER
 BENEFICIALLY
                        4,598,765(2)
   OWNED BY     ----------------------------------------------------------------
                7.      SOLE DISPOSITIVE POWER
     EACH
                        0
   REPORTING    ----------------------------------------------------------------
                8.      SHARED DISPOSITIVE POWER
  PERSON WITH
                        4,598,765(2)
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,598,765
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES*                                                   |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------
(2) Peter Friedli, who filed a Schedule 13G with the Securities and Exchange Commission on February 4, 2001, shares voting and investment power with Pine, Inc. (Pine) as the investment adviser to Pine. Accordingly, Mr. Friedli may be deemed to beneficially own the shares reported herein by Pine.

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-------------------                                        ---------------------
CUSIP NO. 26830H103                   13G                    PAGE 3 OF 6 PAGES
-------------------                                        ---------------------

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        InVenture Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                      (b) |_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Belize City, Belize
--------------------------------------------------------------------------------
                5.      SOLE VOTING POWER
   NUMBER OF
                        0
    SHARES      ----------------------------------------------------------------
                6.      SHARED VOTING POWER
 BENEFICIALLY
                        4,950,000(3)
   OWNED BY     ----------------------------------------------------------------
                7.      SOLE DISPOSITIVE POWER
     EACH
                        0
   REPORTING    ----------------------------------------------------------------
                8.      SHARED DISPOSITIVE POWER
  PERSON WITH
                        4,950,000(3)
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,950,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES*                                                   |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------
(3) Peter Friedli, who filed a Schedule 13G with the Securities and Exchange Commission on February 4, 2001, shares voting and investment power with InVenture Inc. (InVenture) as the investment adviser to InVenture. Accordingly, Mr. Friedli may be deemed to beneficially own the shares reported herein by InVenture.

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-------------------                                        ---------------------
CUSIP NO. 26830H103                   13G                    PAGE 4 OF 6 PAGES
-------------------                                        ---------------------


ITEM 1(a).      NAME OF ISSUER.

                e-centives, Inc., a Delaware corporation.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                6901 Rockledge Drive, 7th Floor
                Bethesda, MD 20817

ITEM 2(a).      NAME OF PERSON FILING.

                (i)     Pine, Inc.
                (ii)    InVenture Inc.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                Pine, Inc.                     Inventure Inc.
                Pasea Estate                   35A Regent Street
                PO Box 3149                    Jasmine Court
                Road Town, Tortola             Belize City
                British Virgin Islands         Belize


ITEM 2(c).      CITIZENSHIP.

                (i)     Pine, Inc. - Belize City, Belize
                (ii)    InVenture Inc. - Belize City, Belize

ITEM 2(d).      TITLE OF CLASS OF SECURITIES.

                This statement relates to shares of the Issuer's common stock, par value $0.01 per share.

ITEM 2(e).      CUSIP NUMBER.

                26830H103

ITEM 3. CAPACITY IN WHICH PERSON IS FILING IF STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c):

                Not Applicable.


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-------------------                                        ---------------------
CUSIP NO. 26830H103                   13G                    PAGE 5 OF 6 PAGES
-------------------                                        ---------------------

ITEM 4.         OWNERSHIP.

                (i) Pine, Inc. - Incorporated by reference to Items (5) - (9) and (11) of the cover page for Pine, Inc. (Pine). Peter Friedli, who filed a Schedule 13G with the Securities and Exchange Commission on February 4, 2001, shares voting and investment power with Pine as the investment adviser to Pine. Accordingly, Mr. Friedli may be deemed to beneficially own the shares reported herein by Pine.

                (ii)   InVenture Inc. - Incorporated by reference to Items
                (5) - (9) and (11) of the cover page for InVenture Inc. (InVenture). Peter Friedli, who filed a Schedule 13G with the Securities and Exchange Commission on February 4, 2001, shares voting and investment power with InVenture as the investment adviser to InVenture. Accordingly, Mr. Friedli may be deemed to beneficially own the shares reported herein by InVenture.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10.        CERTIFICATIONS.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose of effect.


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CUSIP NO. 26830H103                   13G                    PAGE 6 OF 6 PAGES
-------------------                                        ---------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 26, 2001                     PINE, INC.


                                            By: /s/ PETER FRIEDLI
                                                -----------------------------
                                            Peter Friedli, Investment Manager



Dated: October 26, 2001                     INVENTURE INC.


                                            By: /s/ PETER FRIEDLI
                                                -----------------------------
                                            Peter Friedli, President